EXHIBIT  99.1

www.nedakethanol.com
Jerome Fagerland-General Manager

Dear Members,

I am writing to you to update you on the recent actions taken by NEDAK’s lenders and the status of NEDAK.

As we have previously disclosed in our SEC filings, and as you may have read in the local paper, NEDAK’s lenders exercised their rights under NEDAK’s loan documents and foreclosed on the NEDAK assets, including the ethanol plant, office and equipment.  The sale was held on January 22, 2013, and all of NEDAK’s property was purchased by Choice Ethanol Holdings, LLC, a new company formed by NEDAK’s senior lenders.  An earlier foreclosure sale related to NEDAK’s tax increment financing loan was held on January 18, 2013.

Choice Ethanol will not operate the ethanol plant.  Instead, the lenders are using Choice Ethanol to hold the ethanol plant and other assets until a buyer for the plant is identified and an agreement is reached for the plant’s sale.  The lenders have engaged a plant management firm to maintain the plant, and that firm has hired some NEDAK employees.  The process to locate a buyer is on-going, but it is not known when a sale might occur or when the ethanol plant might begin operations again.

Since all of NEDAK’s assets have been sold, NEDAK is left with no alternative but to wind-down its business and, ultimately, be dissolved.  With no remaining assets, there will be no distributions to remaining creditors of NEDAK or to NEDAK’s members.  Effective January 31, all of NEDAK’s board members have resigned except two board members, who will retain their positions to complete the wind-down process.  NEDAK’s accountants are in the process of preparing the K-1s for 2012, which will be sent to all members to prepare their tax returns during the next 30-45 days.  NEDAK is determining what, if any, provisions can be made for the preparation of the K-1s for 2013 and NEDAK is working with its accountants to determine what alternatives are available.  Members should consult their own tax adviser concerning the U.S. federal, state and local income tax consequences of their investment in NEDAK membership units and the impending wind-down and dissolution of NEDAK.

You will recall that in June 2012 NEDAK was forced to stop operations because of low ethanol prices and lack of available cash.  At that time, the revenues NEDAK received from the ethanol and wet distillers grains produced were less than the costs of corn, chemicals, energy and other operating expenses incurred to make the ethanol.  Although prices have varied since that time, overall prices did not improve enough to allow NEDAK to restart operations and at no time could have NEDAK paid its expenses and serviced its debt.  As a result, NEDAK was unable to make the payments to its lenders required under NEDAK’s loan agreements, which ultimately lead to the foreclosure sale.

NEDAK is not the only ethanol plant that has been impacted by low ethanol prices and volatile commodity markets.  Press reports indicate that five of Nebraska’s 24 ethanol plants are not currently operating, and others are also operating at reduced levels or only sporadically. The 2012 drought contributed to the challenges facing ethanol by making corn more expensive and driving local corn basis to historical highs. However, the principal reason is the significantly reduced demand for gasoline. Gasoline sold at the pump is generally blended at a rate of 10% ethanol and 90% gasoline, so reduced gasoline usage by consumers also reduces the demand for ethanol. After generally rising throughout the 90s and early 2000s, gasoline demand peaked in 2007-2008, and has since declined to levels not seen since 2002. The implied demand for ethanol based on current gasoline usage is about 12.5 billion gallons per year, which is well below the annual production capacity of 14.6 billion gallons of the existing ethanol plants in the nation. The excess production capacity has resulted in large ethanol inventories and low ethanol prices, with current industry estimates of 15% of the total production capacity idle.

NEDAK faced many challenges during its existence.  First there were construction delays and then problems with plant start-up.  These were followed by power outages caused by the weather and necessary changes to the plant process to improve performance.  NEDAK responded to all of these challenges and achieved total production during its last full year of operations in 2011 of 49.5 million gallons of undenatured ethanol which is over 112% of the original design capacity.  Unfortunately, this high level of production performance could not overcome the difficult markets.

In closing, I’d like to thank those that contributed to NEDAK over the last several years; the growers that supplied corn and the cattle feeders that fed the wet distillers grains, the NEDAK employees that worked hard to keep the plant operating and the other local businesses that supplied inputs and services to help.  A special thanks to the Board members who contributed many, many hours of their time.  Last, but not least, thank you to the members of NEDAK who invested in the ethanol plant.  Obviously, this is not the result that any of us wanted, but while it was operating I believe that NEDAK Ethanol was a valuable part of the business community in this area.  I sincerely hope that a new operator is found to start the plant so it can once again support our community.

Sincerely,

/s/ Jerome Fagerland

Jerome Fagerland
President

FORWARD-LOOKING STATEMENTS - This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, statements regarding NEDAK’s expectations relating to Choice Ethanol Holdings ownership, operation and potential sale of the plant, the winding-up and liquidation process, the preparation and distribution of tax materials to members as well as other statements of the Company’s expectations, anticipations, beliefs, plans, intentions, targets, estimates or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements in some cases can be identified by their being preceded by, followed by or containing words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” and other similar expressions. Forward-looking statements are based on assumptions and assessments made by NEDAK’s management based on current expectations and assumptions, historical trends, current conditions, expected future developments and other factors management believes to be appropriate. Any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this letter. Except as otherwise required by law, NEDAK is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.